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                                                                  EXHIBIT 99.1


Thursday July 15, 2:52 p.m. Eastern Time

Company Press  Release

SOURCE: Lakehead Pipe Line Partners, L.P.

LAKEHEAD PIPE LINE PARTNERS, L.P. DECLARES CASH DISTRIBUTION AND REPORTS SECOND QUARTER FINANCIAL RESULTS

         DULUTH, Minn., July 15/PRNewswire/-- Lakehead Pipe Line Partners, L.P. (NYSE: LHP - news) today declared a cash distribution of $0.875 per unit payable August 13, 1999, to unitholders of record on July 30, 1999. For the six months ended June 30, 1999, the Partnership reported net income of $44.2 million or $1.46 per unit, compared to $47.1 million, or $1.65 per unit for the same period in 1998. Net income for the second quarter was $22.5 million, or $0.71 per unit, compared with net income of $24.2 million, or $0.85 per unit, for the comparable quarter last year.

         The decline in the first half and quarterly results reflects lower throughput and higher interest expense which were partially offset by lower power and operating and administrative costs. First half deliveries averaged
1.386 million barrels per day compared to 1.598 million barrels per day for the same period of 1998. The reduction stems primarily from low crude oil prices in 1998 and early 1999 that continue to impact the supply of crude oil available to the Partnership. Second quarter deliveries averaged approximately 1.376 million barrels per day compared with 1.608 million barrels per day for the second quarter of 1998, a record quarter for the Partnership. Second quarter 1999 deliveries were also affected by scheduled and unscheduled maintenance activities at a number of refinery sites served by the Partnership.

         Commenting on the Partnership's outlook, Mr. Stephen J. Wuori, President of Lakehead Pipe Line Company, Inc., the General Partner said, "Recent emergence from the low crude oil price environment, which prevailed in late 1998 and early 1999, is very encouraging. In fact, nominations to transport on the Enbridge/Lakehead system have increased from March to July by some 130,000 barrels per day, a good indication that western Canadian producers are beginning to respond to higher prices. Continued strength and stability of oil prices are expected to result in modest growth over the near term as western Canadian production returns to previous levels." Mr. Wuori added, "With higher oil prices and confirmation by large producers to proceed with oil sands development, the conditions are in place for substantial increases in heavy and synthetic crude oil production in western Canada."

         Operating revenue for the first six months and for the second quarter of 1999 increased over the corresponding periods in 1998 as declines in deliveries were more than offset by increased tariffs. Total operating expenses for the first six months and for the second quarter of 1999 decreased from the corresponding periods last year. The declines resulted from lower power costs associated with reduced deliveries and lower operating and administrative costs due to timing and cost control efforts


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by the Partnership. These savings were partially offset by increased depreciation expense resulting from placing the System Expansion Program II in service. Interest expense increased due to higher borrowings associated with the Partnership's expansion projects.

         Construction on the Terrace expansion is proceeding on schedule and will add 170,000 barrels per day of capacity in the fourth quarter of this year. Commenting on the expansion activities, Mr. Wuori states, "The Partnership and Enbridge Pipelines in Canada are working in close coordination with our customers to bring Terrace facilities on line and to explore further expansion of the pipeline system to serve forecast increases in western Canadian crude oil production."

         Lakehead will be hosting an investment analysts conference call on July 16, 1999 commencing at 10:00 AM EDT. Interested parties may listen in via the Internet, on either a live or delayed basis, at http://www.prnewswire.com.

         This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks, including the availability of western Canadian crude oil and regulatory uncertainties, as well as other risks discussed in detail in the Partnership's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1998.

         Lakehead Pipe Line Partners, L.P. owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly-owned subsidiary of Enbridge Inc., based in Calgary, Alberta, holds a 15.3% interest in the Partnership. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto and Montreal stock exchanges under the symbol "ENB" and on The Nasdaq National Market under the symbol "ENBRF."

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                       LAKEHEAD PIPE LINE PARTNERS, L.P.
                        CONSOLIDATED STATEMENT OF INCOME


                                                    THREE MONTHS ENDED               SIX MONTHS ENDED
                                                         JUNE 30,                        JUNE 30,
                                                    -----------------------       -------------------------
                                                       1999          1998           1999            1998
                                                    --------       --------       ---------       ---------
                                                               (UNAUDITED; DOLLARS IN MILLIONS,
                                                                    EXCEPT PER UNIT AMOUNTS)

 Operating Revenue ...........................       $   80.4       $   74.4       $   154.4       $   147.3
 Expenses
          Power ..............................           13.6           18.9            27.1            36.6
          Operating and administrative .......           16.8           16.5            30.6            33.3
          Depreciation (a) ...................           14.6           10.4            28.1            20.8
                                                         45.0           45.8            85.8            90.7
 Operating Income ............................           35.4           28.6            68.6            56.6
 Interest and Other Income ...................            0.7            1.2             2.2             4.1
 Interest Expense ............................          (13.4)          (5.3)          (26.1)          (13.0)
 Minority Interest ...........................           (0.2)          (0.3)           (0.5)           (0.6)
 Net Income ..................................       $   22.5       $   24.2       $    44.2       $    47.1
 Net Income Per Unit (b) .....................       $   0.71       $   0.85       $    1.46       $    1.65
 Weighted Average Units Outstanding
         (millions)(c) .......................           28.1           26.2            27.2            26.2

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(a)  Revised depreciation rates were approved by the Federal Energy Regulatory
     Commission to be effective on January 1, 1999, better representing the expected remaining service life of the pipeline system and coinciding with the in-service date for the System Expansion Program II. Depreciation expense for the three-month and six-month periods ended June 30, 1999, is $1.8 million and $3.4 million lower, respectively, than it would have been under previous depreciation rates.

(b) Net income per unit is computed by dividing net income, after deduction of the General Partner's allocation, by the weighted average number of Class A and Class B Common Units outstanding. Net income allocated to the General Partner for the three-month and six-month periods ended June 30, 1999, was $2.5 million and $4.6 million, respectively, as compared with $2.0 million and $4.0 million for the same periods last year.

(c) On April 28, 1999, the Partnership issued an additional 2,700,000 Class A Common Units, increasing the total number of Class A Common Units outstanding to 24,990,000, which, combined with the General Partner's contribution, provided net proceeds of approximately $119.7 million.



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                     OTHER FINANCIAL & OPERATING HIGHLIGHTS


                                                     SIX MONTHS ENDED
                                                          JUNE 30,
                                                  ----------------------
                                                  1999             1998
                                                  ----------------------
                                                        (UNAUDITED)
Cash Provided from Operating Activities
          (millions)(d) ..................        $44.7           $ 56.4
 Capital Expenditures ....................        $42.8           $223.9
 Cash Distributions to Partners ..........        $52.1           $ 46.2
 Deliveries (thousands of barrels per day)        1,386            1,598
 Barrel miles (billions) .................          176              200
 Average Haul (miles) ....................          703              691

--------------

(d) The amount for 1998 is reclassified to conform with the current period's financial statement presentation.


SOURCE: Lakehead Pipe Line Partners, L.P.



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